CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 28, 2025, and each included in this Post-Effective Amendment No. 370 to the Registration Statement (Form N-1A, File No. 333-192858) of The Advisors’ Inner Circle Fund III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 26, 2024, with respect to the financial statements and financial highlights of Democratic Large Cap Core ETF, Rayliant Quantamental China Equity ETF, Rayliant Quantamental Emerging Market ex-China Equity ETF, Rayliant Quantitative Developed Market ETF, Rayliant SMDAM Japan Equity Fund (five of the funds constituting The Advisors’ Inner Circle Fund III) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 28, 2025